EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

United Heritage Corporation
Midland, Texas

We hereby consent to the use in the Information Statement/prospectus constituting a part of this Registration Statement of our report dated August 31, 2006 (September 16, 2006 as to the information in Note 14 with respect to revised fairness opinion), relating to the consolidated financial statements of Lothian Oil Inc. and Subsidiaries, which are contained in that Information Statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Johnson Miller & Co. CPA’s, P.C.

Midland, Texas
September 29, 2006